Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2008 Financial Results

Highlights:

•	Q4 revenue of $104.7M

•	Q4 EPS of $0.64 per diluted share

•	Full Year revenue increase of 22% to $410.4M

•	Full Year EPS increase of 38% to $2.10 per diluted share

•	2008 year-ending cash balance & short term investments of $132.3M

TROY, Mich. – February 10, 2009 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the fourth quarter and full year, ended December 31, 2008.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased 11 percent to $104.7 million, compared to $94.0 million in the prior-year period and one percent sequentially from $103.8 million in the third quarter of 2008. The Company’s gross margin was 48.3 percent in the fourth quarter, compared to 39.4 percent in the prior-year period and 44.3 percent in the third quarter of 2008.

During the fourth quarter, Applications Outsourcing accounted for 69 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 19 percent, e-Business contributing 10 percent and Team Sourcing at two percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 19.4 percent in the fourth quarter of 2008, compared to 22.9 percent in the prior-year period and 19.1 percent in the third quarter of 2008. Syntel’s income from operations expanded to 28.9 percent in the fourth quarter from 16.6 percent in the prior-year period and 25.2 percent in the third quarter of 2008.

Net income for the fourth quarter was $26.7 million or $0.64 per diluted share, compared to $15.9 million or $0.39 per diluted share in the prior-year period and net income of $22.1 million or $0.54 per diluted share in the third quarter of 2008.

Full Year 2008 Financial Highlights

Revenue for 2008 increased 22% to $410.4 million, from $337.7 million in 2007. The company’s operating margins expanded to 24.0 percent for 2008, compared to 18.8 percent in 2007. Net income for the year was $86.7 million, or $2.10 per diluted share compared to $62.9 million, or $1.52 per diluted share in 2007. Both net income and earnings per share rose 38% for the full year.

During 2008, the company paid $30.6 million in dividends ($0.74 per share) including a $0.50 per share special dividend in the fourth quarter, and finished the year with cash and short term investments of $132.3 million. The company added 34 new clients during the year and ended 2008 with 12,363 employees globally.

Operational Highlights

“Despite the challenging macroeconomic environment, Syntel was able to continue its operational and financial progress during the fourth quarter. The company remains focused on helping our clients meet their changing business needs and continuing to drive operational excellence internally,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “While we are pleased with our overall performance in 2008, we remain cautious as to the business outlook for 2009. As an organization, we will continue to capitalize on the mega-trend towards globalization of services by driving increased value for all Syntel stakeholders.”

“The erosion of the demand environment which began in the second half of 2008 has greatly reduced our visibility into 2009 spending levels at this point in time. Our expectation is that clients will continue to drive operational cost reductions during the year as they work to stabilize their businesses and adjust strategic plans,” said Keshav Murugesh, Syntel’s President and Chief Operating Officer. “While our current 2009 guidance is reflective of today’s uncertain economic environment, we remain optimistic about the overall positioning of Syntel and the long-term business opportunity.”

2009 Guidance

Based on current visibility levels and an exchange rate assumption of 48.7 rupees to the dollar, the Company is providing initial 2009 guidance of $385 to $425 million in revenue, and EPS in the range of $1.66 to $2.08.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter and full year results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (877) 219-1781. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available by dialing (800) 642-1687 and entering “84187403” from 2:00 p.m. on February 10, 2009 until midnight on February 18, 2009. International callers may dial (706) 645-9291 and enter the same passcode.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel has over 12,300 employees worldwide, is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2008.

Contact: Jon Luebke, Syntel, (248) 619-3503, jon_luebke@syntelinc.com

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2008	2007	2008	2007
Net revenues	$104,729	$94,001	$410,426	$337,673
Cost of revenues	54,187	56,936	231,729	205,422

Gross profit	50,542	37,065	178,697	132,251

Selling, general and administrative expenses	20,301	21,482	80,347	68,913

Income from operations	30,241	15,583	98,350	63,338

Other income, net	1,313	2,894	2,031	7,222

Income before provision for income taxes	31,554	18,477	100,381	70,560

Income tax expense	4,868	2,569	13,700	7,700

Net income	$26,686	$15,908	$86,681	$62,860

Dividend per share	$0.56	$0.06	$0.74	$0.24

EARNINGS PER SHARE:
Basic	$0.65	$0.39	$2.10	$1.53
Diluted	$0.64	$0.39	$2.10	$1.52

Weighted average common shares outstanding:

Basic	41,347	41,130	41,233	41,060

Diluted	41,398	41,300	41,340	41,265

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December, 31 2008	December, 31 2007
ASSETS

Current assets:
Cash and cash equivalents	$65,031	$61,555
Short term investments	67,293	54,643
Accounts receivable, net of allowance for doubtful accounts of $440 and $499 at December 31, 2008 and December 31, 2007, respectively	48,558	51,783
Revenue earned in excess of billings	6,506	7,340
Deferred income taxes and other current assets	19,373	20,364

Total current assets	206,761	195,685

Property and equipment	114,163	110,186
Less accumulated depreciation and amortization	40,385	44,602

Property and equipment, net	73,778	65,584

Goodwill	906	906

Deferred income taxes and other non current assets	13,400	10,520

	$294,845	$272,695

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$23,942	$25,416
Income taxes payable	8,630	5,901
Accounts payable and other current liabilities	25,420	22,330
Deferred revenue	5,116	3,691

Total current liabilities	63,108	57,338

Other non current liabilities	4,907	7,607

Total liabilities	68,015	64,945

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	226,830	207,750

Total liabilities and shareholders’ equity	$294,845	$272,695